Exhibit 99.1

                   AVANT Immunotherapeutics Reports
                Second Quarter 2003 Financial Results


    NEEDHAM, Mass.--(BUSINESS WIRE)--July 23, 2003--AVANT Immunotherapeutics, Inc. (Nasdaq: AVAN) today reported financial results for the second quarter ended June 30, 2003. The company reported a net loss of $3.2 million, or $.05 per share, for the second quarter of 2003 compared to a net loss of $5.2 million, or $.09 per share, for the second quarter of 2002. The decreased loss for the second quarter of 2003 results primarily from an increase in revenue and a decrease in operating expense compared to the same period in 2002, offset in part by a decrease in investment income.
    The increase in revenue of $435,600, or 67.8%, primarily reflects revenue of $818,600 recognized from government contracts in the second quarter of 2003, offset partly by decreased revenue from product development and licensing agreements and from product sales. The decrease in operating expense of $1.7 million, or 28.4%, primarily results from lower research and development expenses in the second quarter of 2003 of $1.4 million due to decreased clinical trial and contract manufacturing costs and a reduction of $335,800 in selling, general and administrative expense. During the second quarter of 2003, AVANT managed fewer clinical trials as a result of discontinuing its TP10 trials during the first quarter of 2002 and completing the CholeraGarde(TM) Phase II dose-ranging study in 2002. The reduction in manufacturing costs associated with the bacterial vaccines programs was due to limited contract manufacturing activity during the second quarter of 2003. The decrease in operating expense further resulted from declines in personnel and related expenses and manufacturing consultancy costs, offset partly by increases in license fees, facility-related costs, insurance and legal expenses. The decrease in investment income reflects lower average cash balances between periods and lower interest rates. The company ended the quarter with cash and cash equivalents of $17 million. On July 1, 2003, AVANT completed a private placement of common stock with gross proceeds of $10 million, which brings its current cash position to approximately $26.4 million.
    For the six months ended June 30, 2003, the company reported a net loss of $6.5 million, or $.11 per share, compared to a net loss of $10.1 million, or $.17 per share, for the six months ended June 30, 2002. The six-month results for 2003 reflect a decrease in net loss of $3.6 million, or 35.1%, compared to the same period in 2002. This decrease in net loss primarily reflects an increase in revenue and a decrease in operating expense, offset in part by a decrease in investment income. The increase in revenue primarily reflects new revenues in 2003 of $1.3 million from government contracts for biodefense vaccine development with the U.S. Department of Defense
(DoD) through our partner, DynPort Vaccine Company LLC (DVC). The decrease in operating expense is primarily due to decreased clinical trial and contract manufacturing costs incurred in connection with the company's clinical programs. It also reflects declines in personnel and related expenses, lab supplies and manufacturing consultancy costs, offset partly by increases in license fees, consultancy costs, legal and facility related expenses. The decrease in investment income reflects lower average cash balances between periods and significantly lower interest rates.
    "We were pleased to have recently completed a private placement of $10 million," said Avery W. Catlin, Senior Vice President and Chief Financial Officer of AVANT Immunotherapeutics, Inc. "With the recent improvement in biotech financing, we raised additional funds to insure that AVANT's cash balances exceed our expected requirements for the next two years. This financing provides the resources to support the development of our bacterial vaccines and provides for our general working capital needs."

    Review of Additional Events During the Quarter

    Bioterrorism and Emerging Health Care Threats Vaccines

    In June 2003, AVANT received two additional subcontracts marking further milestones in the company's efforts with its partner, DVC, to develop anthrax and plague vaccines for the DoD. The first award, in the amount of $344,000, covers stability testing of DVC's injectable anthrax vaccine, which began Phase I clinical testing in October 2002. The second award for approximately $1.3 million, supports pre-clinical animal testing of vaccine constructs being developed by AVANT for an oral combination vaccine against anthrax and plague. AVANT has previously been awarded a $2.5 million contract from DVC. Under the agreements, AVANT may receive in excess of $8 million over a two-year period, covering vaccine development through pre-clinical testing. During the quarter, discussions continued with the U.S. government regarding development of additional vaccines to protect against bioterrorism agents and against new disease threats such as SARS.
    "We are very pleased to receive these new awards, which further validate AVANT's prominent role in efforts to apply modern biotechnology to the development of vaccines for biodefense and other emerging health care threats," said Una S. Ryan, Ph.D., President and Chief Executive Officer of AVANT Immunotherapeutics, Inc. "The $1.3 million contract, in particular, represents a milestone towards achieving our goal of $8 million in funding over two years for the oral combination anthrax-plague vaccine program. AVANT is now more than half way to achieving this goal. DVC's choice of AVANT to conduct this development program is an important recognition of the strength of our company's vaccine and vector technologies."

    Bacterial Vaccines

    In December 2002, the International Vaccine Institute (IVI) started a Phase II trial of AVANT's CholeraGarde(TM) vaccine in Bangladesh where cholera is endemic. IVI is assessing the safety and immunogenicity of the vaccine in adults before moving into progressively younger pediatric populations, eventually studying the vaccine in infants as young as nine months. To date, IVI has completed testing in adults and is now vaccinating toddlers, ages 2 to 5 years. AVANT expects IVI to provide data from the adult and toddler portions of this study during the second half of 2003.
    During the second quarter of 2003, AVANT terminated its manufacturing contract with Bio Sidus, S.A., of Buenos Aires, Argentina, for the manufacture of its CholeraGarde(TM) vaccine. Simultaneously, AVANT has commenced arbitration proceedings in New York to reconcile contractual issues between the two companies. Clinical material for the IVI trials in Bangladesh was previously manufactured by the Walter Reed Army Institute of Research (WRAIR), and AVANT and WRAIR have entered into a manufacturing agreement to supply CholeraGarde(TM).

    Cholesterol Management Vaccine

    AVANT's cholesterol management agent, CETi-1, is designed to raise serum HDL (high-density lipoprotein) cholesterol levels by blocking the ability of cholesteryl ester transfer protein (CETP) to transfer cholesterol from HDL to LDL (low-density lipoprotein). The principle of the CETi-1 approach is to harness an individual's own immune system by periodic vaccinations to control this activity of CETP, thereby causing HDL cholesterol levels to rise. Elevated HDL or "good cholesterol" acts to protect against atherosclerosis, while elevated LDL or "bad cholesterol" acts to promote atherosclerosis. This product is nearing completion of a Phase II clinical trial for which the dosing phase of the trial is finished, with results expected in the fourth quarter of 2003.

    Russell 2000

    AVANT was added to the Russell 2000(R) Index of publicly traded companies as of June 30, 2003, when the Frank Russell Company reconstituted its family of U.S. indexes. Inclusion in the Russell 2000(R) index is for a one-year period.
    "We are pleased to have been added to the Russell 2000(R), which we consider a clear recognition of AVANT's progress over the course of the last year, advancing our products through clinical trials and executing our business strategy in an effort to deliver value for our shareholders," stated Dr. Ryan.
    Dr. Ryan and Mr. Catlin will host a conference call at 11:00 AM EDT on Wednesday, July 23, 2003 to discuss the Second Quarter 2003 financial results. To access the conference call, dial 800-599-9816 (within the United States), or 617-847-8705 (if calling from outside the U.S.). The passcode for participants is 92773794. An audio replay will be available approximately one hour after the call for approximately one week and can be accessed by dialing 888-286-8010 (within the U.S.), or 617-801-6888 (if calling from outside the U.S.). The passcode I.D.# is 14731231.
    A live webcast of the conference call, together with this press release, can be accessed through the company's website www.avantimmune.com in the Investor Information section. In order to access the webcast, your PC must have a sound card, speakers and Windows Media Player software. It is recommended that you configure your PC in advance of the webcast as the software download and installation can take several minutes. In addition, the call and webcast will be archived and can be accessed through the same link. Additionally, a copy of this press release is available by contacting Investor Relations at (781) 433-0771 or by written request to:

    Investor Relations
    AVANT Immunotherapeutics, Inc.
    119 Fourth Avenue
    Needham, MA 02194-2725

    AVANT Immunotherapeutics, Inc. is engaged in the discovery, development and commercialization of products that harness the human immune system to prevent and treat disease. The company is developing a broad portfolio of vaccines addressing a wide range of applications including bacterial and viral diseases, chronic human disease, biodefense and food safety. These include single-dose, oral vaccines that protect against important disease-causing agents and a novel, proprietary vaccine candidate for cholesterol management. AVANT's goal is to demonstrate proof-of-concept for its products before leveraging their value through partnerships. Current collaborations encompass the development of an oral human rotavirus vaccine, vaccines to combat threats of biological warfare, and vaccines addressed to human food safety and animal health.
    Additional information on AVANT Immunotherapeutics, Inc. can be obtained through our site on the World Wide Web: http://www.avantimmune.com.

    Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: This release includes forward-looking statements which reflect AVANT's current views with respect to future events and financial performance. These forward-looking statements are based on management's beliefs and assumptions and information currently available. The words "believe," "expect," "anticipate," "intend," "estimate," "project" and similar expressions which do not relate solely to historical matters identify forward-looking statements. Investors should be cautious in relying on forward-looking statements because they are subject to a variety of risks, uncertainties, and other factors that could cause actual results to differ materially from those expressed in any such forward-looking statements. These factors include, but are not limited to: (1) the integration of multiple technologies and programs; (2) the ability to adapt AVANT's vectoring systems to develop new, safe and effective orally administered vaccines against anthrax and plague or other bioterrorism threats or emerging health care threats; (3) the ability to successfully complete development and commercialization of CETi-1, CholeraGarde(TM) (Peru-15), Ty800 and other products; (4) the cost, timing, scope and results of ongoing safety and efficacy trials of CETi-1, CholeraGarde(TM) (Peru-15), Ty800 and other preclinical and clinical testing; (5) the ability to successfully complete product research and further development, including animal, pre-clinical and clinical studies of CETi-1, CholeraGarde(TM) (Peru-15), Ty800 and other products; (6) the ability of the Company to manage multiple late stage clinical trials for a variety of product candidates; (7) the volume and profitability of product sales of Megan(R)Vac 1 and other future products; (8) changes in existing and potential relationships with corporate collaborators; (9) the availability, cost, delivery and quality of clinical and commercial grade materials supplied by contract manufacturers; (10) the timing, cost and uncertainty of obtaining regulatory approvals to use CETi-1, CholeraGarde(TM) (Peru-15) and Ty800, among other purposes, to raise serum HDL cholesterol levels and to protect travelers and people in endemic regions from diarrhea causing diseases, respectively; (11) the ability to obtain substantial additional funding; (12) the ability to develop and commercialize products before competitors; (13) the ability to retain certain members of management; and (14) other factors detailed from time to time in filings with the Securities and Exchange Commission. We expressly disclaim any responsibility to update forward-looking statements.



                    AVANT IMMUNOTHERAPEUTICS, INC.



CONSOLIDATED STATEMENTS       Quarter                 Year to Date
 OF OPERATIONS DATA        Ended June 30,            Ended June 30,
----------------------------------------------------------------------
                         2003         2002         2003         2002
                            (Unaudited)               (Unaudited)
REVENUE
 Product Development
  and Licensing
  Agreements         $217,700     $522,400     $387,100    $1,107,700
 Government
  Contract Revenue    818,600            -   $1,295,600             -
 Product Royalties    $42,100            -      $77,400             -
 Product Sales              -      120,400            -       225,900
----------------------------------------------------------------------

 Total Revenue      1,078,400      642,800    1,760,100     1,333,600
----------------------------------------------------------------------

OPERATING EXPENSE
 Research and
  Development       2,673,400    4,066,400    5,365,900     8,476,000
 Selling, General
  and
  Administrative    1,351,700    1,687,500    2,576,400     2,873,400
 Cost of
  Product Sales             -       17,000            -        30,700
 Amortization
  of Acquired
  Intangible Assets   248,800      198,800      497,600       397,600
----------------------------------------------------------------------

 Total Operating
  Expense           4,273,900    5,969,700    8,439,900    11,777,700
----------------------------------------------------------------------

 Operating Loss    (3,195,500)  (5,326,900)  (6,679,800)  (10,444,100)

 Investment
  Income, Net          12,200      162,600      134,300       366,200
----------------------------------------------------------------------

 Net  Loss        $(3,183,300) $(5,164,300) $(6,545,500) $(10,077,900)
----------------------------------------------------------------------

 Basic and Diluted
  Net Loss per
  Common Share         $(0.05)      $(0.09)      $(0.11)       $(0.17)
----------------------------------------------------------------------
 Weighted Average
  Common Shares
  Outstanding      60,468,700   60,458,400   60,468,700    60,457,900
----------------------------------------------------------------------



CONDENSED CONSOLIDATED
 BALANCE SHEETS                               June 30,    December 31,
----------------------------------------------------------------------
                                                2003          2002
                                            (Unaudited)
ASSETS
 Cash and Cash Equivalents                  $16,984,100   $25,070,700
 Other Current Assets                         1,050,900       789,300
 Property and Equipment, net                  1,068,700     1,119,500
 Intangible and Other Assets, net             9,678,200     8,253,700
                                            ------------ -------------
     Total Assets                           $28,781,900   $35,233,200
                                            ============ =============

LIABILITIES AND STOCKHOLDERS' EQUITY
 Current Liabilities                         $3,863,500    $3,432,600
 Noncurrent Liabilities                         207,400       456,200
 Stockholders' Equity                        24,711,000    31,344,400
                                            ------------ -------------
     Total Liabilities and
      Stockholders' Equity                  $28,781,900   $35,233,200
                                            ============ =============


    CONTACT: AVANT Immunotherapeutics, Inc.
             Una S. Ryan, Ph.D., 781-433-0771
             or
             Avery W. Catlin, 781-433-0771
             info@avantimmune.com
             or
             For Media:
             Kureczka/Martin Associates
             Joan Kureczka, 415-821-2413
             jkureczka@aol.com